Exhibit 99.1

FIDELITY D & D BANCORP, INC.

FOR IMMEDIATE RELEASE

Date: August 7, 2012

Fidelity D&D Bancorp, Inc. Announces New Chief Operating Officer

SCRANTON, PA- August 7, 2012- The Board of Directors of Fidelity D&D Bancorp, Inc., (OTC Bulletin Board: FDBC), parent company of The Fidelity Deposit and Discount Bank, announced that Raymond J. Fox, CPA, has joined the bank in the position of Executive Vice President & Chief Operating Officer.

Fox brings a wealth of sales and accounting expertise, as well as leadership, organizational development and strategic planning skills to his new position at Fidelity Bank.

“We are so pleased to have someone of Raymond’s professional caliber and high level of leadership and management skills joining our team,” Daniel J. Santaniello, President & Chief Executive Officer, said. “His knowledge and diversity of experience will make him a real asset to Fidelity in his new position.”

Fox’s professional experience is extensive and includes serving as an Account Manager for a diverse client base of Fortune 500 companies, working as an Adjunct Professor of Accounting at the University of Scranton, working as a Financial Planning and Analysis Manager for an international aerospace company, and holding varied positions in the profession of accounting.

Fox earned a Bachelor of Science degree in Accounting and a Bachelor of Arts Degree in English from King’s College. He earned his Master of Science in Taxation from Villanova University.  He resides in Roaring Brook Twp, PA.

Fidelity Bank has built a strong history as trusted advisors to the customers served, and is proud to be an active member of the community of Northeastern Pennsylvania. With 11 branches located throughout Lackawanna and Luzerne Counties, Fidelity Bank offers full-service Trust & Investment Departments, a mortgage center, and an array of personal and business banking products and services. The Bank provides 24 hour, 7 day a week service to customers through branch offices, online at www.bankatfidelity.com, and through the Customer Care Center at 800-388-4380.

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Contacts:

Daniel J. Santaniello

President and Chief Executive Officer

(570) 504-8035

dsantaniello@fddbank.com

Noelle Lantka

Marketing Communications Officer

(570) 504-8038

noelle.lantka@fddbank.com